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                                                                    Exhibit 12.0

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)


                                                                          Year Ended December 31,
                                                     ------------------------------------------------------------
                                                        1995         1994       1993         1992          1991
                                                      --------     -------    --------     --------      --------
         Interest Expense                             $151,000     $73,300     $80,900      $92,500      $125,400
         Estimated Interest Portion of
         Rent Expense                                   16,865      19,289      20,701       16,178        18,130
                                                      --------     -------    --------     --------      --------
         Fixed Charges                                $167,865     $92,589    $101,601     $108,678      $143,530
                                                      ========    ========    =========    =========     ========

         Income From Continuing
           Operations Before Income Taxes             $478,000    $504,700    $506,000     $392,100      $406,700

         Add:    Fixed Charges                         167,865      92,589     101,601      108,678       143,530

                 Dividends From Less Than
                 50% Owned Companies                       968         835       2,395        2,278         1,711

         Less:   Equity in Net Income of
                 Less Than 50% Owned
                 Companies                              (1,000)     (1,900)     (1,200)      (1,900)         (900)
                                                      --------     -------    --------     --------      --------
         Earnings Before Fixed Charges                $645,833    $596,224    $608,796     $501,156      $551,041
                                                      ========    ========    =========    =========     ========
         Ratio of Earnings to Fixed Charges               3.8x        6.4x         6.0x        4.6x         3.8x